Exhibit 99.1

Aldeyra Therapeutics Announces Chief Financial Officer Transition

LEXINGTON, Mass.--(BUSINESS WIRE)--April 28, 2022--Aldeyra Therapeutics, Inc. (Nasdaq: ALDX) (Aldeyra) today announced that Chief Financial Officer (CFO) and Treasurer Joshua Reed tendered his resignation to pursue other career opportunities. Mr. Reed will continue to serve as CFO and Treasurer until May 10, 2022 (the Resignation Date) to assist with the transition of his responsibilities and to participate in Aldeyra’s upcoming earnings conference call to discuss its financial results for the quarter ended March 31, 2022. Effective as of the Resignation Date, Aldeyra plans to appoint its current Vice President and Controller, Bruce Greenberg, CPA to serve as its Vice President of Finance, Interim CFO, and Treasurer.

“During his tenure, Joshua has played an integral role in executing on our strategic financial and business objectives,” stated Todd C. Brady, M.D., Ph.D., President and Chief Executive Officer of Aldeyra. “He has overseen the completion of a number of capital markets transactions, expanded our banking relationships, and served as a strong business partner. I thank Joshua for his many contributions and wish him well in the next chapter of his career.

“I also want to congratulate Bruce on his appointment as Interim CFO. Since joining Aldeyra at the end of 2019, Bruce has contributed significant expertise in the areas of financial analysis, budgeting, and forecasting,” Dr. Brady stated. “His extensive knowledge of Aldeyra, together with his significant industry and financial experience, are well suited to help us execute our strategic priorities.”

Mr. Reed stated, “I have enjoyed the opportunity to work with Todd, the Board of Directors, and our entire team. I am extremely proud of the clinical development and capital milestones we have achieved over the past three and a half years, and I look forward to monitoring Aldeyra’s progress as the Company continues to advance its ophthalmology and systemic disease programs toward commercialization.”

Mr. Greenberg, who joined Aldeyra as Vice President, Controller in 2019, has more than 25 years of accounting and financial operations experience. Prior to Aldeyra, from May 2017 to December 2019, he served as the Corporate Controller for Karyopharm Therapeutics Inc. (Nasdaq: KPTI), which develops and commercializes drugs for use in oncological treatments. Previously, he held positions of increasing responsibility at KVH Industries, Inc. (Nasdaq: KVHI), Berklee College of Music, Harvard Bioscience, Inc. (Nasdaq: HBIO), and MKS Instruments, Inc. (Nasdaq: MKSI). He began his career as a member of the audit practice of Ernst & Young LLP, where he focused on life science and technology clients. Mr. Greenberg, a certified public accountant, received his B.A. in Economics from Clark University and his M.B.A. in Accounting from Northeastern University’s D’Amore-McKim School of Business.

About Aldeyra

Aldeyra discovers and develops innovative therapies designed to treat immune-mediated diseases. Our approach is to develop therapies that modulate immunological systems, instead of directly inhibiting or activating single protein targets, with the goal of optimizing multiple pathways at once while minimizing toxicity. Two of our lead product candidates, reproxalap and ADX-629, target pre-cytokine, systems-based mediators of inflammation known as RASP (reactive aldehyde species). Reproxalap is in Phase 3 clinical trials in patients with dry eye disease and allergic conjunctivitis. ADX-629, an orally administered RASP modulator, is in Phase 2 clinical testing. Our pipeline also includes ADX-2191 (intravitreal methotrexate 0.8%), in development for the prevention of proliferative vitreoretinopathy and the treatment of retinitis pigmentosa and primary vitreoretinal lymphoma. For more information, visit https://www.aldeyra.com/ and follow us on LinkedIn, Facebook, and Twitter.

Contacts

Investor & Media Contact:
Scott Solomon
Sharon Merrill Associates, Inc.
Tel: 617-542-5300
ALDX@investorrelations.com